Exhibit 99.1

FOR IMMEDIATE RELEASE

Friday, June 6, 2014

HURCO REPORTS SECOND QUARTER RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND

INDIANAPOLIS, INDIANA, — June 6, 2014, Hurco Companies, Inc. (Nasdaq, Global Select Market: HURC) today reported net income of $3,536,000, or $0.54 per diluted share, for its second fiscal quarter ended April 30, 2014, compared to $3,183,000, or $0.48 per diluted share, for the corresponding period in fiscal 2013. For the first six months of fiscal 2014, Hurco reported net income of $5,905,000, or $0.90 per diluted share, compared to $5,437,000, or $0.83 per diluted share, for the corresponding period in fiscal 2013.

Sales and service fees for the second quarter of fiscal 2014 totaled $53,731,000, an increase of $4,112,000, or 8%, compared to the second quarter of fiscal 2013. Sales and service fees for the six months ended April 30, 2014, totaled $104,701,000, an increase of $10,997,000, or 12%, compared to the corresponding period in fiscal 2013. The year-over-year increases in sales and service fees for the second quarter and the first six months included a favorable currency impact of approximately $1,700,000 for the quarter and $2,301,000 for the six month period, respectively, when translating foreign sales to U.S. Dollars for financial reporting purposes.

The following table sets forth net sales and service fees by geographic region for the second quarter and first six months of fiscal 2014 and 2013, respectively (in thousands):

	Three Months Ended				Six Months Ended
	April 30,				April 30,
			$	%			$	%
	2014	2013	Change	Change	2014	2013	Change	Change
North America	$12,287	$13,080	$(793)	-6%	$28,580	$29,332	$(752)	-3%
Europe	35,037	31,896	3,141	10%	64,271	56,566	7,705	14%
Asia Pacific	6,407	4,643	1,764	38%	11,850	7,806	4,044	52%
Total	$53,731	$49,619	$4,112	8%	$104,701	$93,704	$10,997	12%

Sales in North America decreased during the second quarter of fiscal 2014 compared to the corresponding prior year period. The softening of sales in North America is not unusual in the months prior to the International Manufacturing Technology Show which is held in September of even-numbered years. European sales and service fees for the second quarter and the first six months of fiscal 2014 included $2,127,000 and $3,803,000, respectively, from sales of electro-mechanical components and accessories manufactured by Hurco’s Italian-based subsidiary LCM Precision Technologies (LCM). Hurco acquired the LCM machine tool component business on July 1, 2013. In addition, the increase in European sales and service fees for the second quarter and first six months of fiscal 2014 included a favorable currency impact of approximately $1,823,000 for the quarter and $2,515,000 for the six month period, respectively, due primarily to a stronger Euro when translating foreign sales to U.S. Dollars for financial reporting purposes. The year-over-year increase in Asia Pacific sales and service fees was primarily attributable to increased shipments in China.

Orders for the second quarter of fiscal 2014 were $53,680,000, an increase of $4,909,000, or 10%, from the corresponding period in fiscal 2013 and included $2,670,000 of orders for LCM products. Orders for the first six months of fiscal 2014 were $110,774,000, an increase of $10,901,000, or 11%, from the corresponding period in fiscal 2013 and included $6,027,000 of orders for LCM products. The impact of currency translation on orders booked in the second quarter and first six months of fiscal 2014 was consistent with the impact on sales in those periods.

The following table sets forth new orders booked by geographic region for the second quarter and first six months of fiscal 2014 and 2013, respectively:

	Three Months Ended				Six Months Ended
	April 30,				April 30,
			$	%			$	%
	2014	2013	Change	Change	2014	2013	Change	Change
North America	$11,429	$13,035	$(1,606)	-12%	$26,001	$27,649	$(1,648)	-6%
Europe	37,819	30,756	7,063	23%	74,330	61,452	12,878	21%
Asia Pacific	4,432	4,980	(548)	-11%	10,443	10,772	(329)	-3%
Total	$53,680	$48,771	$4,909	10%	$110,774	$99,873	$10,901	11%

Hurco’s gross profit for the second quarter of fiscal 2014 was $16,629,000, or 31% of sales, compared to $15,283,000, or 31% of sales, for the corresponding prior year period. Gross profit for the first six months of fiscal 2014 was $30,548,000, or 29% of sales, compared to $28,199,000, or 30% of sales, for the corresponding prior year period. The increases in gross profit were attributable to increased sales, which included LCM products, and increased cost efficiencies realized from higher production levels during fiscal 2014.

Selling, general and administrative expenses for the second quarter of fiscal 2014 were $11,206,000, or 21% of sales, compared to $10,679,000, or 22% of sales, in the corresponding quarter of fiscal 2013. Selling, general and administrative expenses for the first six months of fiscal 2014 were $21,806,000, or 21% of sales, compared to $19,599,000, or 21% of sales, for the corresponding prior year period. The year-over-year increases in selling, general and administrative expenses were primarily due to incremental operating expenses associated with the acquisition of the LCM business.

The effective tax rate for the second quarter of fiscal 2014 was 31%, compared to 29% for the corresponding prior year period. The effective tax rate for the first six months of fiscal 2014 was 30%, compared to 34% for the corresponding prior year period. The changes in effective tax rates in the year-over-year comparisons reflected the shift in geographic mix of income or loss among tax jurisdictions.

Cash and cash equivalents totaled $46,674,000 at April 30, 2014, compared to $42,804,000 at October 31, 2013.

Hurco also announced today that its Board of Directors approved the payment of a cash dividend of $0.07 per share.  The dividend will be paid on July 7, 2014, to shareholders of record as of the close of business on June 17, 2014.  Future declarations of dividends are subject to approval of the Board of Directors and may be adjusted as business needs or market conditions change.

Michael Doar, Chief Executive Officer, stated, “Overall, I am pleased with our financial results, with marked improvement in Asia where we are targeting customers involved in complex manufacturing since those businesses realize the most benefit from our advanced control technology. Europe continues to show signs of recovery from its recession. As for North America, a comparison to the results in 2012 is a better indicator than a comparison to the 2013 results since the largest manufacturing show, the International Manufacturing Technology Show, is held in September during even-numbered years. Typically, we see activity slow in the months leading up to the show as customers delay purchases so they can evaluate new offerings at the show. Hurco will be highlighting new technologies at IMTS, such as AdaptiPathTM and our 3D printing capability. In addition, we will be previewing the next generation console for our control, which includes more than 80 new features that were suggested by customers who participated in usability testing. We will also be showcasing one of our largest machines taken to IMTS, the HBMX55i horizontal boring mill.”

Hurco Companies, Inc. is an industrial technology company that designs and produces computerized machine tools, interactive computer control systems and software, machine tool components, and accessories for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Italy, Taiwan and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, changes in operations due to acquisitions or loss of key personnel, uncertainty concerning our ability to use tax loss carryforwards and governmental actions and initiatives including import and export restrictions and tariffs.

Contact: Sonja K. McClelland

Vice President, Secretary, Treasurer & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per-share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Sales and service fees	$53,731	$49,619	$104,701	$93,704

Cost of sales and service	37,102	34,336	74,153	65,505
Gross profit	16,629	15,283	30,548	28,199

Selling, general and administrative expenses	11,206	10,679	21,806	19,599
Operating income	5,423	4,604	8,742	8,600

Interest expense	54	55	131	120

Interest income	16	31	32	47

Investment income (expense)	5	4	36	15

Other (income) expense, net	269	72	285	331

Income before taxes	5,121	4,512	8,394	8,211

Provision for income taxes	1,585	1,329	2,489	2,774

Net income	$3,536	$3,183	$5,905	$5,437

Income per common share

Basic	$0.54	$0.49	$0.90	$0.83
Diluted	$0.54	$0.48	$0.90	$0.83

Weighted average common shares outstanding
Basic	6,498	6,452	6,487	6,449
Diluted	6,531	6,496	6,520	6,489

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended April 30,		Six Months Ended April 30,
Operating Data:	2014	2013	2014	2013
	(unaudited)		(unaudited)
Gross margin	31%	31%	29%	30%

SG&A expense as a percentage of sales	21%	22%	21%	21%

Operating income as a percentage of sales	10%	9%	8%	9%

Pre-tax income as a percentage of sales	10%	9%	8%	9%

Effective tax rate	31%	29%	30%	34%

Depreciation and amortization	816	798	1,551	1,715

Capital expenditures	855	453	1,374	1,289

Balance Sheet Data:	4/30/2014	10/31/2013
	(unaudited)
Working capital (excluding cash)	$88,604	$86,512

Days sales outstanding (unaudited)	47	45

Inventory turns (unaudited)	1.5	1.4

Capitalization
Total debt	$3,195	$3,665
Shareholders' equity	157,092	151,491
Total	$160,287	$155,156

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per-share data)

	April 30,	October 31,
	2014	2013
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$46,674	$42,804
Accounts receivable, net	37,739	36,139
Refundable taxes	3	6
Inventories, net	95,599	95,260
Deferred income taxes	2,594	2,080
Derivative assets	53	699
Other	9,176	8,014
Total current assets	191,838	185,002

Property and equipment:
Land	782	782
Building	7,314	7,326
Machinery and equipment	19,419	19,059
Leasehold improvements	3,577	3,634
	31,092	30,801
Less accumulated depreciation and amortization	(19,045)	(18,502)
	12,047	12,299

Non-current assets:
Software development costs, less accumulated amortization	3,638	3,714
Goodwill	2,861	2,807
Intangible assets, net	1,958	2,155
Other assets	5,586	5,258
	$217,928	$211,235

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$36,964	$35,527
Derivative liabilities	1,737	1,212
Accrued expenses	14,664	15,282
Short-term debt	3,195	3,665
Total current liabilities	56,560	55,686

Non-current liabilities:
Deferred income taxes	747	743
Accrued tax liability	1,167	1,103
Deferred credits and other obligations	2,362	2,212
Total liabilities	60,836	59,744

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares	-	-
authorized; no shares issued
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized;
6,585,918 and 6,533,510 shares; and 6,504,880 and 6,465,054 shares outstanding,
as of April 30, 2014 and October 31, 2013, respectively	651	647
Additional paid-in capital	55,386	54,698
Retained earnings	103,255	98,130
Accumulated other comprehensive loss	(2,200)	(1,984)
Total shareholders' equity	157,092	151,491
	$217,928	$211,235